SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                       Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934



Date of the Report:  October 15, 1996           Commission file number 1-5805
                     ----------------                                  ------


                         THE CHASE MANHATTAN CORPORATION
                         -------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                                            13-2624428
----------------------------                           -------------------
(State or other jurisdiction                           (I.R.S. Employer
 of incorporation)                                     Identification No.)


 270 Park Avenue, New York, NY                              10017
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(Address of principal executive offices)                  (Zip Code)


     Registrant's telephone number, including area code (212) 270-6000

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Item 5.  Other Events
---------------------

On October 15, 1996, The Chase Manhattan Corporation (the "Corporation") reported that earnings for the third quarter of 1996 were $858 million, a 12% increase when compared with 1995 third quarter earnings of $764 million. Primary earnings per share were $1.80 for the 1996 third quarter, compared with $1.58 for the 1995 third quarter, and fully diluted earnings per share for each of the 1996 and 1995 third quarters were $1.78 and $1.55, respectively.

The Corporation's net income, including restructuring charges and merger-related expenses of $1,060 million, after tax, was $1,625 million for the first nine months of 1996, compared with $2,132 million for the first nine months of 1995. Primary earnings per share and fully diluted earnings per share for the first nine months of 1996 were $3.28 and $3.23, respectively, compared with $4.47 and $4.30, respectively, for the same period in 1995.

The Corporation also announced that its Board of Directors had authorized a common stock repurchase program for the Corporation. The Corporation is authorized until December 31, 1998 to purchase up to $2.5 billion of its common stock, in addition to such other number of common shares as may be necessary to provide for expected issuances under its dividend reinvestment plan and its various stock-based director and employee benefits plans.

In connection with reporting its 1996 third quarter earnings, the Corporation stated that it generally expected to meet its previously-announced operating goals for 1996, including its target for merger-related savings for the year. Management of the Corporation also indicated that it currently expected the Corporation to continue to realize annual revenue growth, on an operating basis, of 5-7% into 1997, and that it continued to target as financial goals for the Corporation double digit operating earnings per share growth in each of the next two years, a return on average common equity of 18% or higher by 1998, and an efficiency ratio in the low 50% range by 1998.

Management of the Corporation stated, however, that noninterest expense of the Corporation would be approximately $100 million higher than the previously targeted $9.1 billion, mostly due to higher incentive costs in line with higher than expected revenues. Not included in this expense number are additional expenses (approximately $40 million) related to the introduction of the Corporation's co-branded Wal-Mart MasterCard and expenses (approximately $10 million) associated with preferred stock dividends issued by a newly organized real estate investment trust subsidiary of the Corporation.

With respect to credit quality, management indicated that it believed that the Corporation's credit card net charge-offs, as a percentage of average managed credit card receivables, had begun to stabilize and would be lower than 5% for the full year 1996. Management also indicated that it believed that the credit quality of the Corporation's overall consumer and commercial and industrial portfolio would remain relatively stable into 1997 and that it expected net charge-offs and the provision for losses in 1997 to be modestly higher than in 1996, primarily as a result of an anticipated decline in recoveries in the commercial portfolio and anticipated growth in assets, particularly in the Corporation's national consumer receivables.

Copies of the Corporation's press releases are attached as exhibits hereto. Those press releases and the Current Report on Form 8-K contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and the Corporation's actual results may differ materially form those set forth in such forward-looking statements. Factors that would affect the prospects of the Corporation's businesses are discussed in the Corporation's Current Report on Form 8-K dated July 17, 1996, the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and the Corporation's Annual Report to Stockholders (as filed with the Corporation's Current Report on Form 8-K dated April 16, 1996), to all of which reference is hereby made.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

The following exhibits are filed with this Report:



   Exhibit Number                          Description
   --------------           ----------------------------------------------

        99.1                Press Release -   1996 Third Quarter Earnings.

        99.2                Press Release - Chase Announces Stock Buyback Plan.



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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                              THE CHASE MANHATTAN CORPORATION
                                                      (Registrant)



Dated October 17, 1996                         by /s/  Joseph L. Sclafani
      ----------------                         --------------------------
                                                       Joseph L. Sclafani
                                                         Controller
                                               [Principal Accounting Officer]

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

                                  EXHIBIT INDEX




Exhibit Number                  Description               Page at Which Located
--------------           --------------------------       ---------------------
   99.1                  Press Release - 1996 Third
                         Quarter Earnings                          6


   99.2                  Press Release - Chase Announces
                         Stock Buyback Plan                       20




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